Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com

Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES SECOND QUARTER RESULTS
NEW YORK (July 26, 2011) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2011:
•	Operating income for the quarter was $86 million, resulting in a 7.5% operating margin, compared to operating income of $95 million and a 10.2% operating margin in the second quarter of 2010.

•	Pre-tax income of $43 million in the second quarter. This compares to pre-tax income of $52 million in the second quarter of 2010.

•	Net income for the second quarter was $25 million, or $0.08 per diluted share. This compares to JetBlue’s second quarter 2010 net income of $31 million, or $0.10 per diluted share.
“Thanks to the hard work of our outstanding crewmembers, we reported another profitable quarter with record revenues,” said Dave Barger, JetBlue’s President and Chief Executive Officer. “Our targeted growth strategy in Boston and the Caribbean continues to pay off and help mitigate the significant pressure from high fuel costs.”
Operational Performance
JetBlue reported record second quarter operating revenues of $1.2 billion. Revenue passenger miles for the second quarter increased 7.9% to 7.69 billion on a capacity increase of 8.7%, resulting in a second quarter load factor of 81.5%, a decrease of 0.5 points year over year.
Yield per passenger mile in the second quarter was 13.60 cents, up 13.9% compared to the second quarter of 2010. Passenger revenue per available seat mile (PRASM) for the second quarter 2011 increased 13.2% year-over-year to 11.08 cents and operating revenue per available seat mile (RASM) increased 12.6% year-over-year to 12.19 cents.
Operating expenses for the quarter increased 26%, or $220 million, over the prior year period driven primarily by $160 million in additional fuel expense. JetBlue’s operating expense per available seat mile (CASM) for the second quarter increased 16% year-over-year to 11.28 cents. Excluding fuel, CASM increased 1.7% to 6.62 cents.

“JetBlue crewmembers did a very good job of controlling costs while running a great operation,” said Ed Barnes, JetBlue’s Chief Financial Officer. “We remain focused on continuing to improve our operational efficiency and lowering non-fuel unit costs, which is especially important in this high fuel price environment.”
Fuel Expense and Hedging
JetBlue continued to hedge fuel to manage price volatility. Specifically, JetBlue hedged approximately 43% of its fuel consumption during the second quarter, resulting in a realized fuel price of $3.31 per gallon, a 44% increase over second quarter 2010 realized fuel price of $2.30. JetBlue recorded $5 million in gains on fuel hedges that settled during the second quarter.
JetBlue has hedged approximately 48% of its third quarter projected fuel requirements and 43% of its remaining 2011 projected fuel requirements using a combination of crude call options and collars, jet fuel swaps and heating oil collars. Based on the fuel curve as of July 21, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $3.33 in the third quarter and $3.24 for the full year 2011.
Balance Sheet Update
JetBlue ended the second quarter with approximately $1.2 billion in unrestricted cash and short term investments.
“With manageable debt maturities and capital commitments in the near term, we believe we are well positioned to maintain strong liquidity and successfully navigate this challenging environment,” said Barnes. “At the same time, our strong cash position gives us the flexibility to make smart strategic decisions and continue to seize opportunities in the competitive landscape, particularly in Boston and the Caribbean.”
Third Quarter and Full Year Outlook
For the third quarter of 2011, CASM is expected to increase between 13 and 15 percent over the year-ago period. Excluding fuel, CASM in the third quarter is expected to decrease between two and four percent year over year.
CASM for the full year is expected to increase between 14 and 16 percent over full year 2010. Excluding fuel, CASM in 2011 is expected to range from zero to positive two percent year over year.
Capacity is expected to increase between nine and 11 percent in the third quarter and to increase between six and eight percent for the full year.
JetBlue will conduct a conference call to discuss its quarterly earnings today, July 26, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
JetBlue is New York’s Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles, and Orlando. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S.

airline and super-spacious Even More Space seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 66 cities with more than 700 daily flights. Later this year, JetBlue plans to introduce service to St. Thomas and St. Croix in the U.S. Virgin Islands, La Romana, Dominican Republic, and Liberia, Costa Rica, subject to government approval. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2010 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2011	2010	Change		2011	2010	Change
OPERATING REVENUES
Passenger	$1,046	$851	23.0		$1,952	$1,637	19.3
Other	105	89	17.0		211	174	21.2

Total operating revenues	1,151	940	22.4		2,163	1,811	19.5

OPERATING EXPENSES
Aircraft fuel and related taxes	439	279	57.6		792	533	48.6
Salaries, wages and benefits	235	218	7.7		470	437	7.6
Landing fees and other rents	63	58	10.0		120	112	7.4
Depreciation and amortization	58	54	7.6		114	111	3.0
Aircraft rent	36	31	15.7		70	62	12.6
Sales and marketing	51	43	17.6		96	83	15.6
Maintenance materials and repairs	54	41	28.7		106	80	32.1
Other operating expenses	129	121	6.8		264	255	3.5

Total operating expenses	1,065	845	26.0		2,032	1,673	21.5

OPERATING INCOME	86	95	(9.6)		131	138	(5.0)
Operating margin	7.5%	10.2%	(2.7	) pts.	6.1%	7.6%	(1.5	)pts.

OTHER INCOME (EXPENSE)
Interest expense	(44)	(43)	2.3		(88)	(90)	(1.6)
Capitalized interest	1	1	9.4		2	2	27.7
Interest income and other	—	(1)	(126.6)		4	1	269.7

Total other income (expense)	(43)	(43)	0.5		(82)	(87)	(5.5)

INCOME BEFORE INCOME TAXES	43	52			49	51
Pre-tax margin	3.8%	5.6%	(1.8	)pts.	2.3%	2.8%	(0.5	)pts.
Income tax expense	18	21			21	21

NET INCOME	$25	$31			$28	$30

EARNINGS PER COMMON SHARE:
Basic	$0.09	$0.11			$0.10	$0.11

Diluted	$0.08	$0.10			$0.10	$0.11

Weighted average shares outstanding (thousands):
Basic	278,459	275,229			277,863	274,644
Diluted	348,859	346,437			307,229	345,755

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2011	2010	Change		2011	2010	Change
Revenue passengers (thousands)	6,622	6,114	8.3		12,661	11,642		8.8
Revenue passenger miles (millions)	7,692	7,126	7.9		14,616	13,596		7.5
Available seat miles (ASMs) (millions)	9,441	8,688	8.7		17,952	17,112		4.9
Load factor	81.5%	82.0%	(0.5	)pts.	81.4%	79.5%	(1.9	)pts.
Aircraft utilization (hours per day)	11.9	11.8	0.8		11.6	11.8		(1.7)

Average fare	$158.01	$139.20	13.5		$154.20	$140.60		9.7
Yield per passenger mile (cents)	13.60	11.94	13.9		13.36	12.04		11.0
Passenger revenue per ASM (cents)	11.08	9.79	13.2		10.88	9.57		13.7
Operating revenue per ASM (cents)	12.19	10.83	12.6		12.05	10.58		13.9
Operating expense per ASM (cents)	11.28	9.72	16.0		11.32	9.77		15.8
Operating expense per ASM, excluding fuel (cents)	6.62	6.51	1.7		6.91	6.66		3.7
Airline operating expense per ASM (cents) (a)	11.10	9.55	16.3		11.14	9.58		16.2

Departures	61,632	56,202	9.7		118,338	110,569		7.0
Average stage length (miles)	1,091	1,102	(1.0)		1,083	1,102		(1.7)
Average number of operating aircraft during period	164.6	151.0	9.0		163.0	151.0		7.9
Average fuel cost per gallon	$3.31	$2.30	43.7		$3.14	$2.25		39.6
Fuel gallons consumed (millions)	133	121	9.7		253	237		6.4
Full-time equivalent employees at period end (a)					11,609	10,906		6.4

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	June 30,	December 31,
	2011	2010
Cash and cash equivalents	$575	$465
Total investment securities	731	628
Total assets	6,908	6,593
Total debt	3,083	3,033
Stockholders’ equity	1,690	1,654
SOURCE: JetBlue Airways Corporation